BARNES GROUP INC.

Executive Group Term Life Insurance Program

As Effective April 1, 2011

Preamble

The Barnes Group Inc. Executive Group Term Life Insurance Program (the “Plan”) was originally adopted effective April 1, 2011.

Section 1. Purpose

The Executive Group Term Life Insurance Program is designed to replace the Enhanced Life Insurance Program (ELIP) and the Senior Executive Enhanced Life Insurance Program (SEELIP) for certain salaried employees of the Company in grades 20 and above who are hired or promoted after April 1, 2011. The Plan provides these executives with Company-provided group term life insurance and the opportunity to make additional after-tax contributions and to “port” the coverage at termination of employment and continue the benefit at group term rates.

Section 2. Definitions

2.1
"Affiliate" means a corporation or trade or business that, together with the Company, is a member of: (a) a controlled group of corporations, within the meaning of Code section 414(b), or (b) a group of trades or businesses under common control, within the meaning of Code section 414(c).

2.2	"Base Salary" means annual compensation (i.e., base salary), excluding any bonuses or other special compensation, as determined by the Company from time to time.

2.3
"Benefits Committee" means the Benefits Committee appointed by the Board of Directors, which Committee has the sole authority and discretion to administer the Plan in accordance with its terms and purposes.

2.4	"Board of Directors" means the Board of Directors of the Company.

2.5	"Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.6	"Company" means Barnes Group Inc.

2.7	"CMDC" means the Compensation and Management Development Committee of the Company's Board of Directors.

2.8	"Death Benefit" means the amount of life insurance provided under the Plan pursuant to Section 5.1.

2.9
"Eligible Employee" means any salaried employee of the Company in salary grades 20 and above who is hired after April 1, 2011 or who is promoted into salary grade 20 or above after April 1, 2011; provided that, notwithstanding the foregoing, the Benefits Committee may exclude any employee of the Company from participation in the Plan at any time before an Insurance Policy is issued to such employee under the Plan.

2.10
"Insurance Policy" means the Strategic Group Variable Universal Life Insurance Policy issued by Massachusetts Mutual Life Insurance Company to provide the benefits under this Plan, as in force on April 1, 2011, and any successor life insurance policy obtained to provide such benefits. The specific terms of the

Insurance Policy that apply to each Participant in the Plan are reflected in a certificate issued by the Life Insurance Company to, or on behalf of, each such Participant as the insured.

2.11	"Life Insurance Company" means Massachusetts Mutual Life Insurance Company, or any other insurance carrier that the Company might use for this program.

2.12	"Participant" means an Eligible Employee who has met insurance underwriting requirements and is issued an Insurance Policy under the terms of this Plan.

2.13	"Plan" means the Barnes Group Inc. Executive Group Term Life Insurance Plan, as amended and in effect from time to time.

2.14	"Plan Year" means July 1st through June 30th, with the first Plan Year beginning April 1, 2011 and ending June 30, 2011.

2.15	"Separation from Service" (or "Separates from Service") means a Participant's death, retirement or other termination of employment with the Company and all Affiliates.

Section 3. Administration

The Plan shall be administered by the Benefits Committee.

Section 4. Participation in the Plan

4.1	Subject to any applicable underwriting requirements, an Eligible Employee shall commence participation in the Plan as follows:

(a)	if an employee becomes an Eligible Employee before the 15th day of any month, participation shall commence as of the first day of such month; or

(b)	if an employee becomes an Eligible Employee on or after the 15th day of any month, participation shall commence as of the first day of the following month.

4.2
Eligible Employees may apply to become participants in the Plan by completing an application to the Life Insurance Company and submitting any required documentation. Acceptance in the Plan is subject to the Life Insurance Company's underwriting requirements, if applicable. If coverage is subject to underwriting requirements, an Eligible Employee shall become a Participant in the Plan when approved for coverage by the Life Insurance Company.

Section 5. Life Insurance Benefits

5.1
In the event of the Participant's death, the Life Insurance Company shall pay a life insurance benefit to the Participant's designated beneficiary in accordance with the terms and conditions set forth in the Insurance

Policy.

5.2
The amount of Company-provided life insurance benefit under the Insurance Policy, as of the beginning of each Plan Year, shall equal three (3) times the Eligible Employee's Base Salary, rounded up to the next $1,000 for salaried employees in grade 20, and four (4) times the Eligible Employee's Base Salary, rounded up to the next $1,000 for salaried employees in grades 21 and above.

5.3	When a Participant receives an increase in Base Salary or a promotion from Grade 20 other than at the beginning of the Plan Year, the amount of additional life insurance (equal to 3 or 4 times the increase in Base Salary rounded up to the next $1,000 as set forth in Section 5.1) will be provided as of the first day of the immediately following month, provided that the Eligible Employee does not have a Separation from Service on or before such date.

5.4
The owner of the Insurance Policy is the Company. Beneficiary designations are made by the Participant and may be changed at any time in accordance with procedures established by the Life Insurance Company. Upon Separation from Service other than by death, the Insurance Policy may be continued by the Participant by taking over the ownership of the Insurance Policy and paying the full cost in accordance with procedures set forth in the Insurance Policy and rules established by the Life Insurance Company.

Section 6. Contributions

6.1
All premiums under the Insurance Policy that are necessary to fund the Life Insurance Benefits described in Section 5 while the Eligible Employee is actively employed by the Company or a participating Affiliate shall be paid by the Company, except as provided in Section 6.2.

6.2
The Participant may make additional premium payments at any time (subject to certain limits described in the Insurance Policy) to a guaranteed principal account under the Insurance Policy (or to separate account divisions, if applicable). Such additional premiums will increase the death benefit under the Insurance Policy or can be accessed through loans and withdrawals, as described in the Insurance Policy.

Section 7. Sole Life Insurance Benefit

Notwithstanding anything to the contrary in any benefit materials or summary plan descriptions, a Participant in the Plan shall have no rights to any benefits under any other group life insurance program funded in whole or in part by the Company or any of its Affiliates.

Section 8. Miscellaneous

8.1
Notwithstanding any other provision herein to the contrary, the Plan may be amended at any time and in any respect by the vote of a majority of the members of the Benefits Committee or by the unanimous written consent of the members of the Benefits Committee. Notwithstanding the foregoing, any amendment affecting the level of benefits under the Plan must be made by the CMDC. In addition, the Plan may be terminated at any time by the CMDC.

8.2
The Benefits Committee shall, in its sole discretion, interpret and construe the Plan's terms and provisions and determine an individual's eligibility for benefits. Any interpretations, constructions or determinations made by the Benefits Committee in good faith shall be final and binding on all parties.

8.3	Circumstances not specifically covered in this Plan document will be reviewed by the Benefits Committee and the Benefits Committee in its discretion will apply such rules as it deems appropriate.

8.4	If any person believes that he/she is not receiving any benefits to which he/she is entitled under the Plan, the person may file a written claim with the Life

Insurance Company in accordance with a reasonable claims procedure established by the Life Insurance

Company in accordance with Section 503 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

8.5	The Plan shall be governed by the laws of the State of Connecticut to the extent not preempted by federal law.

Effective April 1, 2011